Exhibit 5.1

Paul, Weiss Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

November 25, 2014

Ply Gem Industries, Inc.

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Ply Gem Industries, Inc., a Delaware corporation (the “Company”), Ply Gem Holdings, Inc., a Delaware corporation and parent of the Company, as a guarantor (the “Parent Guarantor”), the persons listed on Schedule I hereto (each, a “Delaware Corporation Guarantor”), the persons listed on Schedule II hereto (each, a “Delaware LLC Guarantor”) and the other subsidiaries of the Company

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named therein as guarantors (collectively, the “Subsidiary Guarantors,” and together with the Parent Guarantor, the Delaware Corporation Guarantors and the Delaware LLC Guarantors, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company’s $150,000,000 aggregate principal amount of 6.50% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $150,000,000 aggregate principal amount of 6.50% Senior Notes due 2022 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors in accordance with the terms of the Indenture, dated as of January 30, 2014, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, as supplemented by the Supplemental Indenture, dated as of October 3, 2014 (as supplemented, the “Indenture”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

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1. the Registration Statement;

2. the Indenture, including as exhibits thereto the forms of Exchange Note and Guarantees, included as Exhibits 4.1 and 4.5 to the Registration Statement; and

3. the Registration Rights Agreement, dated as of September 19, 2014 (the “Registration Rights Agreement”), among the Company, the Guarantors and the initial purchasers named therein, included as Exhibit 4.3 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company, the Parent Guarantor and each Delaware Corporation Guarantor that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, the Parent Guarantor and each Delaware Corporation Guarantor, certified by the Company, the Parent Guarantor and each such Delaware Corporation Guarantor, respectively, as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company, the Parent Guarantor and each such Delaware Corporation Guarantor relating to the issuance of the Exchange Notes and the Guarantees, certified by the Company, the Parent Guarantor and each such Delaware Corporation Guarantor, respectively; (ii) such limited liability company records of each Delaware LLC Guarantor that we have considered appropriate, including the certificate of formation, as amended, and operating agreement, as amended, of each Delaware LLC Guarantor, certified by the applicable Delaware LLC Guarantor as in effect on the date of this letter and the resolutions of the board of managers (or the sole or managing member) of each Delaware LLC Guarantor relating to the issuance of the Guarantees, certified by the applicable Delaware LLC Guarantor; and (iii) such other certificates, agreements and

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documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and the Guarantees will be issued as described in the Registration Statement, (ii) that the Exchange Notes and the Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added, (iii) that each Guarantor not incorporated or organized in Delaware (each, a “Non-Delaware Guarantor”) is validly existing and in good standing under the laws of its jurisdiction of organization, (iv) that each Non-Delaware Guarantor has all necessary power and authority to execute, deliver and perform its obligations under the Indenture, the Guarantees and the Registration Rights Agreement, (v) the execution, delivery and performance of the Indenture, the Guarantees and the Registration Rights Agreement by

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the Non-Delaware Guarantors have been duly authorized by all necessary action and do not violate the articles of incorporation and by-laws or other applicable organizational documents of the Non-Delaware Guarantors or the laws of their respective jurisdictions of organization and (vi) the due execution and delivery of the Indenture, the Guarantees and the Registration Rights Agreement by the Non-Delaware Guarantors under the laws of their respective jurisdictions of organization.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will be valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in

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accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours, /s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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SCHEDULE I

Alenco Holding Corporation

Alenco Trans, Inc.

AWC Arizona, Inc.

AWC Holding Company

Kroy Building Products, Inc.

MW Manufacturers Inc.

MWM Holding, Inc.

Napco, Inc.

Ply Gem Pacific Windows Corporation

Simonton Windows & Doors, Inc.

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SCHEDULE II

Alenco Building Products Management, L.L.C.

Alenco Extrusion GA, L.L.C.

Alenco Extrusion Management, L.L.C.

Alenco Interests, L.L.C.

Alenco Window GA, L.L.C.

Aluminum Scrap Recycle, L.L.C.

Foundation Labs by Ply Gem, LLC

Glazing Industries Management, L.L.C.

Simonton Building Products LLC